Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$10,479,190	$1,349.72

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated September 25, 2014

HSBC USA Inc. Trigger Performance Securities

$10,479,190 Securities Linked to the S&P/TSX 60 Index due on September 30, 2019

Investment Description

These Trigger Performance Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the S&P/TSX 60 Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by the Participation Rate of 158.72%. If the Index Return is less than or equal to zero, HSBC will either repay the full Principal Amount at maturity or, if the Final Level is less than the Trigger Level, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Participation in Positive Index Returns: If the Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the Index Return multiplied by the Participation Rate. If the Index Return is less than zero, investors may be exposed to the negative Index Return at maturity.

❑	Contingent Repayment of Principal at Maturity: If the Index Return is equal to or less than zero and the Final Level is not less than the Trigger Level, HSBC will repay the Principal Amount at maturity. However, if the Final Level is less than the Trigger Level, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates
Trade Date	September 25, 2014
Settlement Date	September 30, 2014
Final Valuation Date[1]	September 24, 2019
Maturity Date[1]	September 30, 2019

[1] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger Performance Securities linked to the S&P/TSX 60 Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Initial Level	Participation Rate	Trigger Level	CUSIP/ISIN
S&P/TSX 60 Index	860.56	158.72%	645.42, which is 75.00% of the Initial Level	40434D657/US40434D6572

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is $9.51 per Security, which will is than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$10,479,190	$366,771.65	$10,112,418.35

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012.

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Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Index.

♦  You believe the Index will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Participation Rate indicated on the cover hereof

♦  You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦  You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦  You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦  You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Index.

♦  You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦  You require an investment designed to provide full return of principal at maturity.

♦  You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦  You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also carefully review “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement.

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Final Terms
Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security.
Principal Amount	$10.00 per Security.
Term	Approximately five years
Trade Date	September 25, 2014
Settlement Date	September 30, 2014
Final Valuation Date	September 24, 2019, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	September 30, 2019, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Index	S&P/TSX 60 Index (Ticker: SPTSX60)
Trigger Level	645.42, which is 75.00% of the Initial Level.
Participation Rate	158.72%
Payment at Maturity (per $10 Security)[1]

If the Index Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × (Index Return × Participation Rate)]

If the Index Return is less than or equal to zero and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment of:

$10 per $10 Security

If the Final Level is less than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return)

Index Return	Final Level – Initial Level Initial Level
Initial Level	860.56, which was the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SPTSX60 <INDEX>,” or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40434D657/US40434D6572
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined By Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Level and the Trigger Level were determined and the Participation Rate was set.

The Final Level and Index Return are determined on the Final Valuation Date.

If the Index Return is greater than zero, HSBC will pay you a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × (Index Return × Participation Rate)].

If the Index Return is less than or equal to zero and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment of $10 per $10 Security.

If the Final Level is less than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return).

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦      Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative and if the Index Return is negative, whether the Final Level is less than the Trigger Level. If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦      The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Index level is above the Trigger Level.

♦      The Participation Rate Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Index's return, even if such return is positive. You can receive the full benefit of the Participation Rate from HSBC only if you hold your Securities to maturity.

♦       Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦       The Estimated Initial Value of the Securities, Which Was Determined By Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use

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when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦       The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦       If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦       No Interest – HSBC will not make any interest payments with respect to the Securities.

♦       Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have. The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.

♦       The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦       Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦       Non-U.S. Securities Markets Risks – The stocks included in the Index are issued by Canadian companies and are traded on Canadian exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges.

♦       The Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Index Constituent Stocks Are Traded in a Foreign Currency and the Securities Are Denominated in U.S. Dollars – The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Canadian dollar, which is the currency in which the index constituent stocks are principally traded. Therefore, if the Canadian dollar appreciates or

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depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦       Changes Affecting the Index – The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The index sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦       Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the observed Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦       Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦       Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on stocks included in the Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦       Potential HSBC Impact on Price – Trading or transactions by HSBC or any of its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index, may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of your Securities.

♦       Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “What are the tax consequences of the Securities?” on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions*:

Investment term:	Approximately five years

Hypothetical Initial Level:	800.00

Hypothetical Trigger Level:	600.00 (75.00% of the hypothetical Initial Level)

Participation Rate:	158.72%

* The actual Initial Level and Trigger Level for the Securities are set forth on the cover page of this pricing supplement.

Example 1— The level of the Index increases from an Initial Level of 800.00 to a Final Level of 880.00. The Index Return is greater than zero and expressed as a formula:

Index Return = (880.00 – 800.00) / 800.00 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 158.72%)] = $11.5872

Because the Index Return is equal to 10.00%, the Payment at Maturity is equal to $11.5872 per $10.00 Principal Amount of Securities, and the return on the Securities is 15.872%.

Example 2— The Final Level is equal to an Initial Level of 800.00. The Index Return is zero and expressed as a formula:

Index Return = (800.00 – 800.00) / 800.00 = 0.00%

Payment at Maturity = $10.00

Because the Index Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security (a return of zero percent).

Example 3— The level of the Index decreases from an Initial Level of 800.00 to a Final Level of 640.00. The Index Return is negative and expressed as a formula:

Index Return = (640.00 – 800.00) / 800.00 = -20.00%

Payment at Maturity = $10.00

Because the Index Return is less than zero, but the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities (a return of zero percent).

Example 4— The level of the Index decreases from an Initial Level of 800.00 to a Final Level of 160.00. The Index Return is negative and expressed as a formula:

Index Return = (160.00 – 800.00) / 800.00 = -80.00%

Payment at Maturity = $10 + ($10 × -80.00%) = $2.00

Because the Index Return is less than zero and the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Index on the Final Valuation Date. Therefore, the return on the Securities is -80.00%. In this case, you would incur a loss of 80.00% on your Securities.

If the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the Index, and you will lose some or all of your Principal Amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Index*			Performance of the Securities
Hypothetical Final Level	Hypothetical Index Return	Participation Rate	Payment at Maturity	Return on Securities at Maturity
1,600.00	100.00%	158.72%	$25.8720	158.720%
1,520.00	90.00%	158.72%	$24.2848	142.848%
1,440.00	80.00%	158.72%	$22.6976	126.976%
1,360.00	70.00%	158.72%	$21.1104	111.104%
1,280.00	60.00%	158.72%	$19.5232	95.232%
1,200.00	50.00%	158.72%	$17.9360	79.360%
1,120.00	40.00%	158.72%	$16.3488	63.488%
1,040.00	30.00%	158.72%	$14.7616	47.616%
960.00	20.00%	158.72%	$13.1744	31.744%
880.00	10.00%	158.72%	$11.5872	15.872%
800.00	0.00%	N/A	$10.0000	0.0000%
720.00	-10.00%	N/A	$10.0000	0.0000%
640.00	-20.00%	N/A	$10.0000	0.0000%
600.00	-25.00%	N/A	$10.0000	0.0000%
560.00	-30.00%	N/A	$7.0000	-30.0000%
480.00	-40.00%	N/A	$6.0000	-40.0000%
400.00	-50.00%	N/A	$5.0000	-50.0000%
320.00	-60.00%	N/A	$4.0000	-60.0000%
240.00	-70.00%	N/A	$3.0000	-70.0000%
160.00	-80.00%	N/A	$2.0000	-80.0000%
80.00	-90.00%	N/A	$1.0000	-90.0000%
0.00	-100.00%	N/A	$0.0000	-100.0000%

* The Index Return excludes cash dividend payments on the stocks included in the Index.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, with respect to non-U.S. holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the Treasury Department and IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The S&P/TSX 60 Index

General

HSBC has derived all information relating to the Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time.

The Index is a subset of the S&P/TSX Composite Index, which is the principal broad market measure for the Canadian equity markets. The Index has 60 constituents and represents Canadian large cap securities with a view to matching the sector balance of the S&P/TSX Composite Index. In using trading data to determine any matter relating to the Index, including index composition and calculations, trading data on the Toronto Stock Exchange and U.S. exchanges is reviewed.

Construction of the Index

The Index is maintained by the S&P/TSX Canadian Index Committee (the “Index Committee”). To be eligible for inclusion in the Index, securities must be constituents of the S&P/TSX Composite Index.

When adding securities to the Index, the Index Committee generally selects among the larger securities, in terms of float quoted market value, in the S&P/TSX Composite Index. Size may, however, be overridden for purposes of sector balance, as described below.

When adding securities to the Index, the Index Committee generally selects securities with float turnover of at least 0.35. This is a guideline only and may be changed at the discretion of the Index Committee. In addition, this range may be overridden for purposes of sector balance, as described below.

Security selection for the Index is conducted with a view to achieving sector balance that is reflective of the Global Industry Classification Standard (“GICS®”) sector weights in the S&P/TSX Composite Index.

Minimum index turnover is preferable. Changes are made to the Index on an as needed basis. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the above guidelines for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite Index, it will be removed. The timing of removals is at the discretion of the Index Committee.

Calculation of the Index

On any given day, the value of the Index is the quotient of the total float-adjusted market capitalization of its constituent securities and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents' share capital. This includes additions and deletions to the Index, rights issues, share buy-backs and issuances, and spin-offs. The divisor's time series is, in effect, a chronological summary of all changes in affecting the base capital of the Index. The divisor is adjusted such that the value of the Index immediately prior to a change in base capital equals the index value at an instant immediately following that change.

License Agreement

The Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and the Toronto Stock Exchange, and has been licensed for use by HSBC. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). TSX is a registered trademark of the Toronto Stock Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by HSBC.

The Securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or the Toronto Stock Exchange. Neither S&P Dow Jones Indices nor the Toronto Stock Exchange make any representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ and the Toronto Stock Exchange’s only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices or the Toronto Stock Exchange without regard to HSBC or the Securities. S&P Dow Jones Indices and the Toronto Stock Exchange have no obligation to take the needs of HSBC or the holders of the Securities into consideration in determining, composing or calculating the Index. Neither S&P Dow Jones Indices nor the Toronto Stock Exchange are responsible for and has not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the

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Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and the Toronto Stock Exchange have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THE TORONTO STOCK EXCHANGE GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND THE TORONTO STOCK EXCHANGE SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND THE TORONTO STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR THE TORONTO STOCK EXCHANGE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from January 1, 2008 through September 25, 2014. The closing level for the Index on September 25, 2014 was 860.56. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement related in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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